Exhibit 99.2

PRELIMINARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following preliminary unaudited pro forma consolidated financial statements are based on the separate historical financial statements of Markel and Alterra after giving effect to the acquisition of Alterra by Markel and the issuance of Markel common stock in connection therewith, and the assumptions and adjustments described in the accompanying notes to the preliminary unaudited pro forma consolidated financial statements. The preliminary unaudited pro forma consolidated balance sheet as of December 31, 2012 is presented as if the transaction had occurred on December 31, 2012. The preliminary unaudited pro forma consolidated income statement for the year ended December 31, 2012 is presented as if the transaction had occurred on January 1, 2012. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the transaction and, with respect to the income statement only, expected to have a continuing impact on consolidated results of operations.

The preparation of the preliminary unaudited pro forma consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The preliminary unaudited pro forma consolidated financial statements should be read together with:

•	the accompanying notes to the preliminary unaudited pro forma consolidated financial statements;

•

Markel’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2012, included in Markel’s Annual Report on Form 10-K for the year ended December 31, 2012; and

•

Alterra’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2012, included in Markel’s Current Report on Form 8-K dated March 5, 2013.

The preliminary unaudited pro forma consolidated financial information has been prepared using the acquisition method of accounting for business combinations under U.S. GAAP. Markel is the acquirer for accounting purposes.

We have not had sufficient time to completely evaluate the tangible and identifiable intangible assets of Alterra. Accordingly, the preliminary unaudited pro forma adjustments, including the allocations of the acquisition consideration, have been made solely for the purpose of providing preliminary unaudited pro forma consolidated financial information.

A final determination of the acquisition consideration and fair values of Alterra’s assets and liabilities, which cannot be made before the completion of the acquisition, will be based on the actual net tangible and intangible assets of Alterra that exist as of the date of completion of the transaction. Consequently, amounts preliminarily allocated to goodwill and intangible assets could change significantly from those allocations used in the preliminary unaudited pro forma consolidated financial statements presented herein and could result in a material change in amortization of acquired intangible assets.

In connection with the plan to integrate the operations of Markel and Alterra following the completion of the transaction, we anticipate that nonrecurring charges will be incurred. We are not able to determine the timing, nature, and amount of these charges as of the date of this prospectus supplement. However, these charges will affect the results of operations of Markel and Alterra, as well as those of the combined company following the completion of the acquisition, in the period in which they are incurred. The preliminary unaudited pro forma consolidated financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are nonrecurring in nature or not factually supportable at the time that the preliminary unaudited pro forma consolidated financial statements were prepared.

The adjustments that will be recorded as of the completion of the acquisition may differ materially from the information presented in these preliminary unaudited pro forma consolidated financial statements as a result of:

•	the occurrence of natural or man-made catastrophic events which trigger losses on catastrophe-exposed insurance contracts written by Alterra;

•	changes in the fair value of Alterra’s investment portfolio due to market volatility;

•	changes in the trading price for Markel’s common stock;

•	net cash used or generated in Alterra’s operations between the signing of the Alterra Merger Agreement and completion of the transaction;

•	the timing of the completion of the transaction; and

•	other changes in Alterra’s net assets that occur before completion of the transaction, which could cause material differences in the information presented below.

The preliminary unaudited pro forma consolidated financial statements are provided for informational purposes only. Additionally, the preliminary unaudited pro forma consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. Lastly, the preliminary unaudited pro forma consolidated financial statements do not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions that may result from the transaction.

PRELIMINARY UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

	December 31, 2012
	(dollars in thousands)
	Markel	Alterra	Adjustments		Total
ASSETS
Fixed maturities (available for sale)	$4,979,283	$5,647,303	$1,437,457	(a)	$12,064,043
Fixed maturities (trading)	—	429,246	(429,246	)(a)	—
Fixed maturities (held to maturity)	—	852,266	(852,266	)(a)	—
Equity securities	2,406,951	—	—		2,406,951
Short-term investments	973,330	—	41,913	(a)	1,015,243
Other investments	—	409,005	—		409,005

TOTAL INVESTMENTS	8,359,564	7,337,820	197,858		15,895,242

Cash and cash equivalents	973,181	694,756	(968,290	)(b)	699,647
Receivables	413,883	748,705	—		1,162,588
Reinsurance recoverable on unpaid losses	778,774	1,289,577	(49,639	)(c)	2,018,712
Reinsurance recoverable on paid losses	51,145	—	49,639	(c)	100,784
Deferred policy acquisition costs	157,465	146,328	(146,328	)(d)	157,465
Prepaid reinsurance premiums	110,332	247,740	—		358,072
Goodwill and intangible assets	1,049,225	54,751	585,496	(e)	1,689,472
Other assets	663,019	157,401	—		820,420

TOTAL ASSETS	$12,556,588	$10,677,078	$(331,264)		$22,902,402

LIABILITIES AND EQUITY
Unpaid losses and loss adjustment expenses	$5,371,426	$4,690,344	$100,000	(f)	$10,161,770
Unearned premiums	1,000,261	1,031,633	(146,328	)(g)	1,885,566
Payables to insurance companies	103,212	176,027	—		279,239
Senior long-term debt and other debt	1,492,550	440,532	60,554	(h)	1,993,636
Other liabilities	613,897	206,365	4,618	(i)	824,880
Life and annuity benefits	—	1,159,545	349,000	(j)	1,508,545
Deposit liabilities	—	132,910	—		132,910

TOTAL LIABILITIES	8,581,346	7,837,356	367,844		16,786,546

Redeemable noncontrolling interests	86,225	—	—		86,225
Commitments and contingencies
Shareholders’ equity:
Common stock	908,980	96,060	2,056,837	(k)	3,061,877
Retained earnings	2,068,340	778,249	(790,532	)(l)	2,056,057
Accumulated other comprehensive income	911,337	244,172	(244,172	)(m)	911,337
Additional paid-in capital	—	1,721,241	(1,721,241	)(n)	—

TOTAL SHAREHOLDERS’ EQUITY	3,888,657	2,839,722	(699,108)		6,029,271

Noncontrolling interests	360	—	—		360

TOTAL EQUITY	3,889,017	2,839,722	(699,108)		6,029,631

TOTAL LIABILITIES AND EQUITY	$12,556,588	$10,677,078	$(331,264)		$22,902,402

See accompanying notes to the preliminary unaudited pro forma consolidated financial statements.

PRELIMINARY UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31, 2012
	(dollars in thousands, except per share data)
	Markel	Alterra	Adjustments		Total
OPERATING REVENUES
Earned premiums	$2,147,128	$1,365,223	$—		$3,512,351
Net investment income	282,107	218,964	(15,847	)(o)	485,224
Other-than-temporary impairment losses	(12,078)	(9,552)	—		(21,630)
Other-than-temporary impairment losses recognized in other comprehensive income	—	2,644	—		2,644

Other-than-temporary impairment losses recognized in net income	(12,078)	(6,908)	—		(18,986)
Net realized and unrealized investment gains (losses), excluding other-than-temporary impairment losses	43,671	70,886	(3,830	)(p)	110,727

Net realized investment gains (losses)	31,593	63,978	(3,830)		91,741
Other revenues	539,284	10,301	—		549,585

TOTAL OPERATING REVENUES	3,000,112	1,658,466	(19,677)		4,638,901

OPERATING EXPENSES
Losses and loss adjustment expenses	1,154,068	926,445	(19,000	)(q)	2,061,513
Underwriting, acquisition and insurance expenses	929,472	—	475,869	(r)	1,405,341
Acquisition costs	—	250,413	(250,413	)(r)	—
General and administrative expenses	—	231,562	(231,562	)(r)	—
Amortization of intangible assets	33,512	—	21,830	(s)	55,342
Claims and policy benefits	—	55,582	(19,000	)(t)	36,582
Other expenses	478,248	3,129	—		481,377

TOTAL OPERATING EXPENSES	2,595,300	1,467,131	(22,276)		4,040,155

OPERATING INCOME	404,812	191,335	2,599		598,746

Interest expense	92,762	35,644	(6,762	)(u)	121,644

INCOME BEFORE INCOME TAXES	312,050	155,691	9,361		477,102
Income tax expense (benefit)	53,802	11,885	21,282	(v)	86,969

NET INCOME	$258,248	$143,806	$(11,921)		$390,133
Net income attributable to noncontrolling interests	4,863	—	—		4,863

NET INCOME TO SHAREHOLDERS	$253,385	$143,806	$(11,921)		$385,270

NET INCOME PER SHARE
Basic	$25.96	$1.47	n/m		$27.22
Diluted	$25.89	$1.43	n/m		$27.05

n/m - not meaningful

See accompanying notes to the preliminary unaudited pro forma consolidated financial statements.

NOTES TO PRELIMINARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Basis of Pro Forma Presentation

The preliminary unaudited pro forma consolidated balance sheet as of December 31, 2012 and the preliminary unaudited pro forma consolidated income statement for the year ended December 31, 2012 are based on the historical financial statements of Markel and Alterra after giving effect to the completion of the acquisition of Alterra by Markel and the assumptions and adjustments described in the accompanying notes. They do not reflect cost savings or operating synergies expected to result from the transaction, the costs to achieve these cost savings or operating synergies, or any disposition of assets that may result from the integration of the operations of the two companies.

The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification, which we refer to as ASC, Topic 805, Business Combinations, which we refer to as “ASC 805,” with Markel as the acquiring entity. In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

Under ASC 805, all of the Alterra assets acquired and liabilities assumed in this business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties, if any, after the acquisition date will generally affect income tax expense. After completion of the transaction, Markel and Alterra will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company.

The preliminary unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the consolidated results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

Note 2 - Preliminary Acquisition Consideration

On December 18, 2012, Markel and Alterra entered into the Alterra Merger Agreement. The purchase consideration to Alterra shareholders includes approximately 4.4 million shares of Markel common stock and approximately $1.0 billion of cash. At the closing (as defined in the Alterra Merger Agreement) each outstanding Alterra common share (other than shares as to which appraisal rights have been exercised and any restricted shares that do not vest in connection with the transaction) will be converted into the right to receive 0.04315 shares of Markel common stock and $10.00 in cash (Merger Consideration), subject to certain adjustments. Under the Alterra Merger Agreement the 1.9 million stock options outstanding under Alterra’s equity incentive plans will be exchanged for Markel stock options at an estimated exchange ratio of 0.06347, which we refer to as the “Estimated Incentive Award Exchange Ratio.” Each outstanding Alterra restricted stock unit and restricted common share will be converted into a Markel restricted stock unit or restricted stock based upon the Estimated Incentive Award Exchange Ratio. Each outstanding Alterra warrant will be converted into the right to receive the Merger Consideration.

The share price used in determining the preliminary acquisition consideration is based upon the closing price of shares of Markel common stock on February 26, 2013 and Alterra common shares and equity awards outstanding as of December 31, 2012. The preliminary acquisition consideration also includes the fair value of Alterra restricted stock and restricted stock units, options, and warrants that are vested and either exercised or converted as of the closing of the transaction.

The effect of an increase (decrease) of $1.00 per share of Markel common stock would be to increase (decrease) the pro forma goodwill and to increase (decrease) common stock by approximately $4.6 million reflecting the increase (decrease) in the acquisition consideration. There would be no impact on the pro forma net income.

The preliminary acquisition consideration excludes the impact of fractional shares and is calculated as follows:

Calculation of Acquisition Consideration

(dollars and shares in millions, except per share data)
Alterra common shares outstanding as of December 31, 2012 (including the dilutive effect of warrants)	96.8
Exchange ratio per the Alterra Merger Agreement	0.04315

Markel share issuance to Alterra shareholders	4.2
Shares of Alterra restricted stock and restricted stock units outstanding as of December 31, 2012	4.0
Estimated Incentive Award Exchange Ratio per the Alterra Merger Agreement	0.06347

Markel restricted stock and restricted stock unit issuance to Alterra restricted stock and restricted stock unit holders	0.3
Multiplied by Markel’s closing price per share on February 26, 2013	$492.16

Markel share, restricted stock, and restricted stock unit issuance consideration, net of tax	$2,172.2

Alterra common shares outstanding as of December 31, 2012 that will receive cash consideration (including dilutive effect of warrants)	96.8
Multiplied by Markel’s cash price component, per share	$10.00

Markel cash consideration	$968.3

Estimated fair value of Markel stock option issuance to Alterra stock option holders as of December 31, 2012	$14.4
Unrecognized compensation on unvested restricted stock and restricted stock units	$(46.0)

Total acquisition consideration	$3,108.9

Note 3 - Preliminary Acquisition Consideration Allocation

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and identifiable intangible assets and assumed liabilities of Alterra based on their estimated fair values as of the closing of the transaction. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration is preliminary because the proposed transaction has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation reflected in the preliminary unaudited pro forma adjustments will remain preliminary until Markel management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the transaction and will be based on the value of the Markel share price at the closing of the transaction. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the preliminary unaudited pro forma consolidated financial statements.

The total preliminary acquisition consideration is allocated to Alterra’s tangible and identifiable intangible assets and liabilities as of December 31, 2012 based on their preliminary fair values as follows:

Preliminary Acquisition Consideration Allocation

(dollars in thousands)	December 31, 2012
ASSETS
Fixed maturities (available for sale)	$5,627,119
Fixed maturities (trading)	429,246
Fixed maturities (held to maturity)	1,070,308
Other investments	409,005

Total Investments	7,535,678

Cash and cash equivalents	694,756
Receivables	748,705
Reinsurance recoverable on unpaid losses	1,289,577
Prepaid reinsurance premiums	247,740
Goodwill and intangible assets	640,247
Other assets	157,401

Total Assets	$11,314,104

LIABILITIES
Unpaid losses and loss adjustment expenses	$4,790,344
Unearned premiums	885,305
Payables to insurance companies	176,027
Senior long-term debt and other debt	501,086
Other liabilities	210,970
Life and annuity benefits	1,508,545
Deposit liabilities	132,910

Total Liabilities	8,205,187

Acquisition Consideration	$3,108,917

Approximately $255 million has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of amortizable intangible assets is reflected as a pro forma adjustment to the preliminary unaudited pro forma consolidated financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures, which we refer to as ASC 820. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is as follows:

(dollars in thousands)	December 31, 2012	Estimated Useful Life (Years)
Policyholder relationships	$135,000	17
Distributor relationships	55,000	18
Technology	40,000	6
Trade names	25,000	6
Licenses	15,000	indefinite

Total Identified Intangible Assets	$270,000

Goodwill. Goodwill represents the excess of the preliminary acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the identifiable net tangible and intangible assets are the skill sets, operations and synergies that can be leveraged to enable the combined company to build a stronger enterprise. In accordance with ASC Topic 350, Intangibles-Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. If management determines that the value of goodwill has become impaired, the combined company will incur a charge to earnings for the amount of the impairment during the period in which the determination is made.

Note 4 - Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

The preliminary unaudited pro forma financial information is not necessarily indicative of what the financial position and results from operations actually would have been had the transaction been completed at the date indicated and includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined company would have been, nor necessarily indicative of the financial position of the post-transaction periods. The preliminary unaudited pro forma financial information does not give consideration to the impact of expense efficiencies, synergies, integration costs, asset dispositions, or other actions that may result from the transaction.

The following preliminary unaudited pro forma adjustments result from accounting for the transaction, including the determination of fair value of the assets, liabilities, and commitments which Markel, as the acquirer for accounting purposes, will acquire and assume from Alterra. The descriptions related to these preliminary adjustments are as follows:

Balance Sheet

(dollars in thousands)		Increase (decrease) as of December 31, 2012
(a)	Adjustments to fixed maturity securities, available for sale	$1,437,457
	To reclassify trading securities to available for sale to conform accounting policies	(429,246)
	To reclassify the carrying value of held to maturity securities to available for sale to conform accounting policies	(852,266)
	To reclassify fixed maturity securities, available for sale to short term investments to conform accounting policies	41,913
	To reflect fixed maturity securities, available for sale, at fair value	197,858
(b)	To reflect cash paid to Alterra’s shareholders	(968,290)
(c)	To reclassify reinsurance recoverable on paid losses to conform presentation	(49,639)
(d)	To reflect deferred acquisition costs at fair value	(146,328)
(e)	To reflect goodwill and intangible assets at fair value	585,496
(f)	To reflect unpaid losses and loss adjustment expenses at fair value	100,000
(g)	To reflect unearned premiums at fair value	(146,328)
(h)	To reflect the Alterra senior notes at fair value	60,554
(i)	Adjustments to other liabilities	4,618
	To reflect estimated transaction costs, net of tax, as of the closing date	33,994
	To reflect the deferred tax effect of the increase in fair value of senior notes	(21,194)
	To reflect the deferred tax effect of the amortizable intangible assets	11,785
	To reflect Alterra’s deferred taxes at fair value	(19,967)
(j)	To reflect life and annuity benefits at fair value	349,000
(k)	Adjustments to common stock	2,056,837
	To reflect the elimination of Alterra’s common stock	(96,060)
	To reflect the issuance of Markel equity instruments	2,152,897
(l)	To reflect estimated transaction costs, net of tax, and the elimination of Alterra’s retained earnings	(790,532)
(m)	To reflect the elimination of Alterra’s accumulated other comprehensive income	(244,172)
(n)	To reflect the elimination of Alterra’s additional paid-in capital	(1,721,241)

Income Statements

(dollars in thousands)		Increase (decrease) for Year Ended December 31, 2012
(o)	To amortize the fair value adjustment of fixed maturity securities, available for sale	$(15,847)
(p)	To reclassify unrealized gains in conjunction with the reclassification of fixed maturities, trading to fixed maturities, available for sale	(3,830)
(q)	To amortize the fair value adjustment of unpaid losses and loss adjustment expenses to net income	(19,000)
(r)	Adjustments to reclassify underwriting, acquisition and insurance expenses	475,869
	To reclassify policy acquisition costs to conform accounting presentation	(250,413)
	To reclassify general and administrative expenses to conform presentation	(231,562)
	To reflect the reversal of the effects of nonrecurring transaction costs	6,106
(s)	To amortize the fair value adjustment of intangible assets	21,830
(t)	To amortize the fair value adjustment of life and annuity benefits	(19,000)
(u)	To amortize the fair value adjustment of senior notes	(6,762)
(v)	To reflect income tax expense at the U.S. statutory rate of 35%	21,282

Note 5 - Income Taxes

Alterra and Alterra Bermuda Limited are incorporated in Bermuda and under Bermuda law are not taxed on either income or capital gains. Alterra’s other consolidated subsidiaries are based in the United States, Ireland, Latin America and the United Kingdom and are subject to the tax laws of those jurisdictions and the jurisdictions in which they operate. As a result of the acquisition, Alterra and its non-U.S. subsidiaries will become controlled foreign corporations subject to U.S. income tax at a statutory rate of 35%. The acquisition will be taxable to U.S. shareholders of Alterra, and Markel will elect to treat it as an asset acquisition under section 338(g) of the U.S. Internal Revenue Code of 1986, as amended. The preliminary pro forma adjustments do not reflect the potential tax impact that post-acquisition actions may have on taxes incurred after the acquisition. The tax impact of the preliminary pro forma adjustments is estimated on each pro forma financial statement based on the applicable tax impact on the entity that is expected to sustain the related pre-tax charge or benefit.

Note 6 - Net Income Per Share

Preliminary pro forma net income per share for the year ended December 31, 2012 has been calculated using Markel’s historic weighted average common shares outstanding plus the common shares assumed to be issued to Alterra shareholders under the Alterra Merger Agreement.

The following table sets forth the calculation of basic and diluted preliminary pro forma net income per share for the year ended December 31, 2012.

	Year Ended December 31, 2012
(dollars in thousands, except per share amounts)	Basic	Diluted
Preliminary pro forma net income to shareholders	$385,270	$385,270
Less: Adjustment of Markel redeemable noncontrolling interests	3,101	3,101

Adjusted preliminary pro forma net income to shareholders	$382,169	$382,169

Weighted average common shares outstanding:
Historic Markel	9,640	9,640
Historic Markel dilutive potential common shares	—	26

Adjusted weighted average common shares outstanding	9,640	9,666
Markel share issuance to Alterra shareholders	4,399	4,399
Dilutive effect of Markel option and restricted stock unit issuance to Alterra option and restricted stock unit holders	—	64

Preliminary pro forma adjusted weighted average common shares outstanding	14,039	14,129

Preliminary pro forma net income per share	$27.22	$27.05